Exhibit 12
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                        Fleming Companies, Inc.
              Computation of Ratio of Earnings to Fixed Charges
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                                                      16 Weeks Ended
                                                 April 17,      April 18,
(In thousands of dollars)                          1999           1998
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
Earnings:
  Pretax income (loss)                           $(31,465)      $ 31,375
  Fixed charges, net                               62,079         62,429
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     Total earnings                              $ 30,614       $ 93,804
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Fixed charges:
  Interest expense                               $ 51,606       $ 51,202
  Portion of rental charges
    deemed to be interest                          10,333         11,095
  Capitalized interest                                  -              -
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     Total fixed charges                         $ 61,939       $ 62,297
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Deficiency                                       $ 31,325              -

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Ratio of earnings to fixed charges                    .49           1.51
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"Earnings" consists of income before income taxes and fixed charges excluding capitalized interest. Capitalized interest amortized during the respective periods is added back to earnings.

"Fixed charges, net" consists of interest expense, an estimated amount of rental expense which is deemed to be representative of the interest factor and amortization of capitalized interest.

The pro forma ratio of earnings to fixed charges is omitted as it is not applicable.

Under the company's long-term debt agreements, "earnings" and "fixed charges" are defined differently and amounts and ratios differ accordingly.


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